Exhibit 23.3

CONSENT OF WOOD CANADA LTD.

The undersigned hereby consents to the inclusion in or incorporation by reference in the registration statement on Form S-3 (the “Registration Statement”) of Trilogy Metals Inc. being filed with the U.S. Securities and Exchange Commission (“SEC”), to the use of, or the incorporation by reference of, (i) the technical report summary titled “Arctic Project, Technical Report Summary, Ambler Mining District, Alaska” dated effective November 30, 2022 (the “Arctic TRS”) and (ii) the technical report summary titled the “S-K 1300 Technical Report Summary on the Initial Assessment of the Bornite Project, Northwest Alaska, USA” dated November 30, 2024 (the “Bornite TRS”), or references to the Wood Canada Limited’s name as a co-author of the Arctic TRS and Bornite TRS, and the use of scientific and technical information, prepared by Wood Canada Limited, including any mineral reserve and mineral resource estimates, from the Arctic TRS and the mineral resources from the Bornite TRS (collectively, the “Technical Information”), which comply with the requirements under Subpart 1300 of Regulation S-K promulgated by the SEC, including extracts from or summaries of the Technical Information.

DATED: October 31, 2025
On behalf of Wood Canada Limited

/s/ Edwin Peralta
Name: Edwin Peralta
Title: Technical Director Mining & Geology and authorized signor for Wood Canada Limited